Exhibit 10.27

MANAGEMENT REORGANIZATION AGREEMENT

This Management Reorganization Agreement, made as of this 29th day of June, 2015 by SCRIPSAMERICA, INC., a Delaware corporation having its principal place of business located at Corporate Office Center Tysons II, 1650 Tysons Boulevard, Suite 1580, Tyson Corner, VA 22102 (hereinafter “SCRIPS” or “Company”);

AND

ROBERT SCHNEIDERMAN, an adult individual residing at 843 Persimmon Lane, Langhorne, PA 19047 (hereinafter “RS”),

WITNESSETH THAT:

WHEREAS, SCRIPS is a publicly-traded corporation engaged, through subsidiaries and affiliates, in the sale and distribution of drugs and pharmaceuticals and medical supplies and equipment, which was co-founded by RS and which has grown, since its organization, under the leadership of RS serving as the CEO and President;

WHEREAS, SCRIPS’ Board of Directors, including RS, have discussed the current management structure, including especially the fact the SCRIPS has been developed by RS to the point that it now needs management with experience and expertise in the drug sales and distribution business and the pharmaceutical industry;

WHEREAS, with the intent to provide for the recruitment by SCRIPS of such management, while giving such new management the benefits of continuity and familiarization with the current status of the Company through access to RS, his files, databases, etc. the parties have negotiated a retirement program for RS while providing for such cooperation, continuity and familiarization;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed, and do hereby agree, as follows:

1. (a) In order to provide for an orderly succession by new management, as such may be recruited and appointed by SCRIPS’ Board of Directors from time to time, RS hereby agrees to resign from his several management positions as of the close of business on June 30, 2015, so as to create vacancies which the Board may fill as determined by the Board from time to time.

(b) RS hereby resigns, effective as of the close of business on June 30, 2015, as (i) Chief Executive Officer, (ii) President, and (iii) Secretary of SCRIPS. In addition, RS resigns, effective as of the close of business on June 30, 2015, from all other management and corporate offices, if any, of both SCRIPS and each and every of SCRIPS’ subsidiaries and affiliates, including but not limited to Main Avenue Pharmacy, Inc.., P.I.M.D. International, LLC, Wholesale Rx, Inc., and DispenseDoc, Inc..

(c) RS hereby resigns, effective as of the close of business on June 30, 2015, as a director of both SCRIPS and each and every of SCRIPS’ subsidiaries and affiliates of which he may be a director, including but not limited to Main Avenue Pharmacy, Inc., P.I.M.D. International, LLC, Wholesale Rx, Inc., and DispenseDoc, Inc.

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2. (a) RS agrees that he will meet with new management, as may be requested by them, at any mutually convenient time during regular business hours up to the close of business on June 30, 2016 and provide such factual background information, documents, files, e-mails, computer files, etc. as may be requested or which RS may deem potentially helpful or informative in providing continuity. Any costs, such as reproduction costs, and any costs related to RS’ travel for such purposes, shall be paid and/or reimbursed by the Company promptly upon receipt of an invoice for such from RS itemizing such costs and providing such receipts as applicable.

(b) The parties shall mutually arrange for all of the Company files and data, and related e-mails, to be transferred from RS’ personal computer(s) to computers, servers, archives and/or storage media selected by the Company. The parties shall accomplish this during the month of July, 2015, time being of the essence.

(c) In consideration of RS’ foregoing agreements to cooperatively provide continuity, and/or his providing of such continuity, SCRIPS shall pay to RS a severance continuity fee of One Hundred Forty-four Thousand Dollars ($144,000) payable at the rate of Twelve Thousand Dollars ($12,000) per month for a period of twelve (12) months, commencing July 1, 2015. The $12,000 monthly payment shall be made by the Company in two equal payments of $6,000 on the 15th and the 30th of each month, starting with July, 2015. In the event of RS’ death or permanent disability, the fee shall be paid to his wife or heirs as may be applicable.

3. (a) In consideration of RS’ past services as an officer and a director, SCRIPS shall indemnify RS to the fullest extent of Section 145 of the Delaware General Corporation Law, the Company’s By-laws, and the Company’s standard Indemnification Agreement as attached to Form S-1 as Exhibit 10.4 and incorporated herein by reference.

(b) The parties shall exchange releases with respect to civil actions brought with respect to RS’ services up to and including June 30, 2015.

4. (a) RS acknowledges awareness that he is an affiliate of SCRIPS and will remain so for a period of ninety (90) days after June 30, 2015 and will be subject to the SEC’s Rule 144 requirements and limitations for such period. RS further acknowledges that he is subject to the restrictions and limitations of the Company’s policies for the same period of time, including specifically the Insider Trading Policy.

(b) In order to provide for an orderly trading market, in addition to the above-referenced restrictions, RS has agreed to limit his sales of SCRIPS’ stock pursuant to the following provisions:

A. (i) Initially, from the date hereof, for a period of six (6) months following June 30, 2015, RS may sell, in the public market, up to 100,000 shares per week, with the proviso that RS may accumulate any unsold amount from week to week for a maximum of ten (10) weeks or a total of One Million (1,000,000) shares; and

(ii) Upon the sale of all or any part of the accumulated total, RS may again either sell up to 100,000 shares and/or accumulate the difference between the amount sold and the 100,000 share cap; and

(iii) All sell orders shall be placed at a price, at the time of placing such order, of no less than one-half of the difference between the highest bid and the lowest offer; and

(iv) Private transactions are not limited or affected hereby.

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B. (i) After such six (6) months period, for a further period of three (3) months, RS may sell, in the public market, up to 150,000 shares per week, with the proviso that RS may accumulate any unsold amount from week to week for a maximum of ten (10) weeks or a total of One Million Five Hundred Thousand (1,500,000) shares; and

(ii) Upon the sale of all or any part of the accumulated total, RS may again either sell up to 150,000 shares and/or accumulate the difference between the amount sold and the 150,000 share cap; and

(iii) All sell orders shall be placed at a price, at the time of placing such order, of no less than one-half of the difference between the highest bid and the lowest offer; and

(iv) Private transactions are not limited or affected hereby.

C. After such nine month period, there shall be no further volume restriction, but for a further period of three (3) months all sell orders shall be placed at a price, at the time of placing such order, of no less than one-half of the difference between the highest bid and the lowest offer.

5. During his service as CEO and President, RS and his wife have loaned funds to the Company or provided financial accommodations for the Company and the parties have agreed that the Company will take the following actions with respect thereto:

(a) There are two (2) notes from RS and his wife, to the Company, in the total amount of $212,669; one of which is for $132,669 and the other of which is for $80,000. Both notes bear interest at the rate of 12% simple interest per annum, being paid monthly; both of which will mature in January, 2016. The Company shall continue to pay the monthly interest and shall pay the principal sums upon the respective maturity of the notes.

(b) Andrea Schneiderman, RS’ wife, has loaned funds to Wholesale Rx, the current unpaid balance of which is $19,214.00. This loan is tied to a specific account receivable and the loan is being paid off as the account receivable is paid down. The Company shall continue the current reduction program under which it is expected that the entire loan will be paid off within the next sixty (60) days. In the event that the entire balance is not repaid by September 1, 2015, the Company shall pay the remaining balance in full by September 10, 2015..

(c) There are two (2) credit cards, issued on the credit of and in the name of RS, but having the Company’s name on the card, which have small balances. The card ending in #8859, issued by U.S. Bank, has a balance of $8,365.89. The card ending in #0212, issued by JP Morgan Chase, has a balance of $4,846.11. Upon receipt of the invoices on each card, after June 30, 2015, the Company shall pay off the balances, in full, together with all interest and charges. The Company shall provide RS with documentation showing that the balances have been paid in full. The Company shall make no further use of such cards and RS shall indemnify the Company against, and hold the Company harmless from, any further non-Company charges on such cards.

(d) There is a third credit card, also issued on the credit of and in the name of RS, ending in #1165, also issued by JP Morgan Chase, which has been used by Main Avenue Pharmacy, Inc. and which has a current over-limit balance of $59,613.69. The Company shall pay off $30,000 of the total outstanding balance on or before July 15th, 2015 and the balance, including interest and service charges, on or before July 30th, 2015. The Company shall provide RS with documentation showing that the balance has been paid in full. The Company shall make no further use of such card and RS shall indemnify the Company against, and hold the Company harmless from, any further non-Company charges on such cards.

(e) The Company has a $100,000 credit line with Wells Fargo, which currently has a zero balance. This credit line is currently personally guaranteed by RS. The Company shall not use the credit line under the current structure. The Company shall have RS removed as the guarantor for such line or such lesser line as Wells Fargo may substitute in the absence of RS’ personal guarantee.

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6. This Management Reorganization Agreement contains the entire agreement and understanding between the Parties concerning the subject matter contained herein. The Parties hereby acknowledge and agree that there are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein and that neither Party has relied on the statement of the other as an inducement to enter into this Agreement. This Agreement supersedes all prior communications, representations, understandings, commitments, and agreements, oral and written, with respect to the subject matter, between the parties prior to the execution date.

7. The parties desire this Management Reorganization Agreement to finally terminate all relations among them. Subject to performance by the parties of the obligations and undertakings as provided above, and for and in consideration of the terms contained herein, Scrips and RS do hereby release, remise, hold harmless and forever discharge each other, as well as, for RS, his wife, Andrea Schneiderman, and, as well, for Scrips, its officers, directors, shareholders, attorneys, associates, affiliates,, successors, agents, servants, workmen, subsidiaries, employees, assigns and attorneys, of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, damages, bonds, covenants, notes, contracts, agreements, judgments, demands and claims whatsoever in law or in equity (including reasonable attorney’s fees/expenses and court costs arising directly or indirectly therefrom), whether or not heretofore known, suspected or asserted, foreseen or unforeseen, which any party ever had, or has or may have in the future relating to any activity which occurred prior to the signing of this Management Reorganization Agreement.

8. Any term, provision, covenant, representation, warranty or condition of this Management Reorganization Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same. No waiver by either party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Management Reorganization Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it is in writing and signed by both parties hereto.

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9. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail, return receipt requested, or by facsimile transmission, email or similar means of communication. Notices shall be deemed to have been received on the date of personal delivery, facsimile transmission, email or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the fifth business day after the date of mailing. Notices shall be sent to the respective addresses of the parties set forth below:

If to RS:	Robert Schneiderman
843 Persimmon Lane
Langhorne, PA 19047

If to Scrips:	Brian Ettinger, Esq.
The Law Offices of Brian Ettinger, PC
5120 Woodway Drive, #5004
Houston, TX 77056

10. This Management Reorganization Agreement shall be deemed made under the laws of Delaware and shall be construed and interpreted under the laws of the State of Delaware, and venue and jurisdiction in the event of a dispute hereunder shall be exclusively in federal and state courts of Delaware. Each party waives any claim to forum non conveniens. This Management Reorganization Agreement shall be deemed to have been written by both parties and shall not be construed against either party.

11. Should a party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees, expenses and court costs through trial and appeal.

12. This Management Reorganization Agreement may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed a single document.

Intending to be legally bound, the parties have executed this Management Reorganization Agreement as of this 29th day of June, 2015:

SCRIPSAMERICA, INC.

By: /s/ Brian Ettinger

Brian Ettinger, Chairman

ROBERT SCHNEIDERMAN:

/s/ Robert Schneiderman

Robert Schneiderman

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